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                             KIRKPATRICK & LOCKHART LLP
                           1800 Massachusetts Avenue, N.W.
                                     Second Floor
                             Washington, D.C.  20036-1800



                                  September 30, 1996


     Heritage Income-Growth Trust
     880 Carillon Parkway
     St. Petersburg, Florida  33716

     Gentlemen:

              Heritage Income-Growth Trust (the "Trust") is a trust organized under the laws of the Commonwealth of Massachusetts. We understand that the Trust is about to file Post-Effective Amendment No. 13 to its Registration Statement on Form N-1A for the purpose of registering additional shares of beneficial interest under the Securities Act of 1933, as amended ("1933 Act"), pursuant to Section 24(e)(1) of the Investment Company Act of 1940, as amended ("1940 Act").

              We have, as counsel, participated in various business and other matters relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of its Declaration of Trust and By-Laws, as now in effect, the minutes of meetings of its Trustees and other documents relating to its organization and operation, and we generally are familiar with its business affairs. Based on the foregoing, it is our opinion that the shares of beneficial interest of the Trust currently being registered pursuant to Section 24(e)(1) as reflected in Post-Effective Amendment No. 13, when sold in accordance with the Trust's Declaration of Trust and By-Laws, will be legally issued, fully paid and nonassessable, subject to compliance with the 1933 Act, the 1940 Act and applicable state laws regulating the offer and sale of securities.

              The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that creditors of, contractors with and claimants against the Trust shall look only to the assets of the Trust for payment. It also requires that notice of such disclaimer be given in each contract or instrument made or issued by the officers or the Trustees of the Trust on behalf of the Trust. The Declaration of Trust further provides: (i) for indemnification from Trust assets for all loss and expense of any shareholder held personally liable for the obligations of the Trust by virtue of ownership of Shares of the Trust; and (ii) for the Trust to assume the defense of any claim against the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.
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     Heritage Income-Growth Trust
     September 30, 1996
     Page 2



              We hereby consent to this opinion accompanying Post-Effective Amendment No. 13 that you are about to file with the Securities and Exchange Commission.


                                       Very truly yours,

                                       KIRKPATRICK & LOCKHART LLP



                                       By: /s/ Robert J. Zutz
                                           -----------------------
                                               Robert J. Zutz
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